Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUCH SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN ACCORDANCE WITH SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

Warrant No. POC 1

No. of Shares of Common Stock: 900,000

WARRANT

to Purchase Common Stock of

Trovagene, Inc.

a Delaware Corporation

This Warrant certifies that POC Capital, LLC, a California limited liability company (“Purchaser”), is entitled to purchase from Trovagene, Inc., a Delaware corporation (the “Company”), 900,000 shares of Common Stock (or any portion thereof) at an exercise price of $0.627 per share of Common Stock, for a period of five (5) years from the date hereof, all on the terms and conditions herein/after provided. This Warrant is issued in connection with the transactions described in the Stock and Warrant Subscription Agreement, dated as of even date herewith, by and among the Company and the Purchaser.

Section 1. Certain Definitions. As used in this Warrant, unless the context otherwise requires:

“Articles” shall mean the Certificate of Incorporation of the Company, as in effect from time to time.

“Common Stock” shall mean the Company’s authorized common stock, $0.0001 par value per share.

“Exercise Price” shall mean the exercise price per share of Common Stock set forth above, as adjusted from time to time pursuant to Section 3 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Warrant” shall mean this Warrant and all additional or new warrants issued upon division or combination of, or in substitution for, this Warrant. All such additional or new warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.

“Warrant Stock” shall mean the shares of Common Stock purchasable by the holder of this Warrant upon the exercise of such Warrant.

“Warrantholder” shall mean the Purchaser, as the initial holder of this Warrant, and its nominees, successors or assigns, including any subsequent holder of this Warrant to whom it has been legally transferred.

Section 2. Exercise of Warrant.

(a) At any time during the five (5) years following the date hereof, the Purchaser may at any time and from time to time exercise this Warrant, in whole or in part.

(b) The Warrantholder shall exercise this Warrant by means of delivering to the Company at its office identified in Section 14 hereof (i) a written notice of exercise, including the number of shares of Warrant Stock to be delivered pursuant to such exercise, (ii) this Warrant and (iii) payment equal to the Exercise Price in accordance with Section 2(c). In the event that any exercise shall not be for all shares of Warrant Stock purchasable hereunder, the Company shall deliver to the Warrantholder a new Warrant registered in the name of the Warrantholder, of like tenor to this Warrant and for the remaining shares of

Warrant Stock purchasable hereunder, within ten (10) days of any such exercise. Such notice of exercise shall be in the Subscription Form set out at the end of this Warrant.

(c) The Warrantholder may elect to pay the Exercise Price to the Company either by cash, certified check or wire transfer.

(d) Upon exercise of this Warrant and delivery of the Subscription Form with proper payment relating thereto, the Company shall cause to be executed and delivered to the Warrantholder a certificate or certificates representing the aggregate number of fully-paid and nonassessable shares of Common Stock issuable upon such exercise.

(e) The stock certificate or certificates for Warrant Stock to be delivered in accordance with Section 2 and Section 3 shall be in such denominations as may be specified in said notice of exercise and shall be registered in the name of the Warrantholder or such other name or names as shall be designated in said notice. Such certificate or certificates shall be deemed to have been issued and the Warrantholder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares, including to the extent permitted by law the right to vote such shares or to consent or to receive notice as stockholders, as of the time said notice is delivered to the Company as aforesaid.

(f) The Company shall pay all expenses payable in connection with the preparation, issue and delivery of stock certificates under Section 2 and Section 3, including any transfer taxes resulting from the exercise of the Warrant and the issuance of Warrant Stock hereunder.

(g) All shares of Warrant Stock issuable upon the exercise of this Warrant in accordance with the terms hereof shall be validly issued, fully paid and nonassessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances created by the Warrantholder.

(h) In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant. If, upon any exercise of this Warrant, the Warrantholder would, except as provided in this paragraph, be entitled to receive a fractional share of Common Stock, then the Company shall deliver in cash to such holder an amount equal to such fractional interest.

(i) The Company shall not effect any exercise of this Warrant, and the Warrantholder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise, the Warrantholder (together with the Warrantholder’s affiliates, and any other persons acting as a group together with the Warrantholder or any of the Warrantholder’s affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Warrantholder and its affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Warrantholder or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Warrantholder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by the Warrantholder that the Company is not representing to the Warrantholder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Warrantholder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(i) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrantholder together with any affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Warrantholder, and the submission of a notice of exercise shall be deemed to be the Warrantholder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrantholder together with any affiliates and

Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(i), in determining the number of outstanding shares of Common Stock, a Warrantholder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the transfer agent of the Company setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Warrantholder, the Company shall confirm orally and in writing to the Warrantholder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Warrantholder prior to the issuance of any Warrants, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Warrantholder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(i), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Warrantholder and the provisions of this Section 2(i) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. Net Issue Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Stock to the Holder, then in lieu of exercising this Warrant pursuant to Section 2(c), if the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), the Warrantholder must elect, to receive a number of shares of Common Stock equal to the value of this Warrant (or of any portion of this Warrant being canceled) by surrender of this Warrant at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed Notice of Exercise reflecting such election, in which event the Company shall issue to the Warrantholder that number of shares of Common Stock computed using the following formula:

X =	Y (A – B)
A

Where:

X	=	The number of shares of Common Stock to be issued to the Warrantholder
Y	=	The number of shares of Common Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)
A	=	The fair market value of one share of Common Stock (at the date of such calculation)
B	=	The Exercise Price (as adjusted to the date of such calculation)

For purposes of the calculation above, the fair market value of one share of the Common Stock shall be the average of the closing bid prices of the Common Stock or the closing price quoted on the national securities exchange on which the Common Stock is listed as published in the Wall Street Journal, as applicable, for the ten (10) trading day period ending five (5) trading days prior to the date of determination of fair market value. Under no circumstances will the Company be required to net cash settle the Warrants, nor to pay any liquidated damages in lieu of delivery of shares of common stock of the Company resulting from a failure to satisfy any obligations under the Warrants, and, the Warrants expire after the close of business on January 25, 2024.

Section 4. Adjustment of Exercise Price and Warrant Stock.

(a) If, at any time prior to the Expiration Date, the number of outstanding shares of Common Stock is (i) increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, or (ii) decreased by a combination of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive the benefits of such stock dividend, subdivision, split-up, or combination, the Exercise Price shall be adjusted to a new amount equal to the product of (I) the Exercise Price in effect on such record date and (II) the quotient obtained by dividing (x) the number of shares of Common Stock outstanding on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)), by (y) the number of shares of Common Stock which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if such event had occurred immediately following such record date.

(b) Upon each adjustment of the Exercise Price as provided in Section 4(a), the Warrantholder shall thereafter be entitled to subscribe for and purchase, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock equal to the product of (i) the number of shares of Warrant Stock existing prior to such adjustment and (ii) the quotient obtained by dividing (I) the Exercise Price existing prior to such adjustment by (II) the new Exercise Price resulting from such adjustment.

(c) If, at any time prior to the Expiration Date, there occurs an event which would cause the automatic conversion (“Automatic Conversion”) of the Warrant Stock into shares of Common Stock in accordance with the Articles, then any Warrant shall thereafter be exercisable, prior to the Expiration Date, into the number of shares of Common Stock into which the Warrant Stock would have been convertible pursuant to the Charter if the Automatic Conversion had not taken place.

Section 5. Division and Combination. This Warrant may be divided or combined with other Warrants upon presentation at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Warrantholder or its agent or attorney. The Company shall pay all expenses in connection with the preparation, issue and delivery of Warrants under this Section 4, including any transfer taxes resulting from the division or combination hereunder. The Company agrees to maintain at its aforesaid office books for the registration of the Warrants.

Section 6. Reclassification, Etc. In case of any reclassification or change of the outstanding Common Stock (other than as a result of a subdivision, combination or stock dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common) at any time prior to the Expiration Date, then, as a condition of such reclassification, reorganization, change, consolidation or merger, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Warrantholder, so that the Warrantholder shall have the right prior to the Expiration Date to purchase, at a total price not to exceed that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation or merger by a holder of the number of shares of Common Stock which might have been purchased by the Warrantholder immediately prior to such reclassification, reorganization, change, consolidation or merger, in any such case appropriate provisions shall be made with respect to the rights and interest of the Warrantholder to the end that the provisions hereof (including provisions for the adjustment of the Exercise Price and of the number of shares purchasable upon exercise of this Warrant) shall thereafter be applicable in relation to any shares of stock and other securities and property thereafter deliverable upon exercise hereof.

Section 7. Reservation and Authorization of Capital Stock. The Company shall at all times reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants.

Section 8. Stock and Warrant Books. The Company will not at any time, except upon dissolution, liquidation or winding up, close its stock books or Warrant books so as to result in preventing or delaying the exercise of any Warrant.

Section 9. Limitation of Liability. No provisions hereof, in the absence of affirmative action by the Warrantholder to purchase Warrant Stock hereunder, shall give rise to any liability of the Warrantholder to pay the Exercise Price or as a stockholder of the Company (whether such liability is asserted by the Company or creditors of the Company).

Section 10. Transfer. Subject to compliance with the Securities Act and the applicable rules and regulations promulgated thereunder, this Warrant and all rights hereunder shall be transferable in whole or in part. Any such transfer shall be made at the office or agency of the Company at which this Warrant is exercisable, by the registered holder hereof in person or by its duly authorized attorney, upon surrender of this Warrant together with the assignment hereof properly endorsed, and promptly thereafter a new warrant shall be issued and delivered by the Company, registered in the name of the assignee. Until registration of transfer hereof on the books of the Company, the Company may treat the Purchaser as the owner hereof for all purposes.

Section 11. Investment Representations; Restrictions on Transfer of Warrant Stock. Unless a current registration statement under the Securities Act shall be in effect with respect to the Warrant Stock to be issued upon exercise of this Warrant, the Warrantholder, by accepting this Warrant, covenants and agrees that, at the time of exercise hereof, and at the time of any proposed transfer of Warrant Stock acquired upon exercise hereof, such Warrantholder will deliver to the Company a written statement that the securities acquired by the Warrantholder upon exercise hereof are for the account of the Warrantholder or are being held by the Warrantholder as trustee, investment manager, investment advisor or as any other fiduciary for the account of the beneficial owner or owners for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof).

Section 12. Loss, Destruction of Warrant Certificates. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity and/or security satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock.

Section 13. Amendments. The terms of this Warrant may be amended, and the observance of any term herein may be waived, but only with the written consent of the Company and the Warrantholder.

Section 14. Notices Generally. Any notice, request, consent, other communication or delivery pursuant to the provisions hereof shall be in writing and shall be sent by one of the following means: (i) by registered or certified first class mail, postage prepaid, return receipt requested; (ii) by facsimile transmission with confirmation of receipt; (iii) by nationally recognized courier service guaranteeing overnight delivery; or (iv) by personal delivery, and shall be properly addressed to the Warrantholder at the last known address or facsimile number appearing on the books of the Company, or, except as herein otherwise expressly provided, to the Company at its principal executive office, or such other address or facsimile number as shall have been furnished to the party giving or making such notice, demand or delivery.

Section 15. Successors and Assigns. This Warrant shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

Section 16. Governing Law. In all respects, including all matters of construction, validity and performance, this Warrant and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with the laws of the State of Nevada.

Section 17. California Securities Law. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its President.

Dated: January 25, 2019

Trovagene, Inc. a Delaware Corporation

By:

Print name:

Title:

SUBSCRIPTION FORM

(to be executed only upon exercise of Warrant)

To: Trovagene, Inc.

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.    ), hereby irrevocably elects to purchase                      shares of the Common Stock covered by such Warrant and herewith makes payment of $            , representing the full purchase price for such shares at the price per share provided for in such Warrant.

Dated:	Name:
Signature:
Address: